Exhibit 10.10
EXECUTION COPY
MARKETING AGREEMENT
     This Marketing Agreement (this “Agreement”) is entered into as of July 10, 2007 (the “Effective Date”) by and between Adaptive Marketing LLC, a Delaware limited liability company with its principal office located at 20 Glover Avenue, Norwalk, Connecticut 06850 (“Adaptive”), and Intelius Sales, LLC, a Nevada limited liability company with its principal office located at 500 108th Ave., NE, 25th Floor, Bellevue, WA 98004 (“Intelius”). Adaptive and Intelius may be referred to singularly as a “Party” and together as the “Parties.” Capitalized terms not defined herein shall have the respective meanings ascribed to them in Exhibit A attached hereto.
     WHEREAS, Intelius desires to market to Customers, and Adaptive desires to fulfill, some or all of the membership programs set forth on Exhibit B attached hereto (the “Programs”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises stated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. Marketing of the Programs.
     1.1 Intelius shall, at its sole expense, make one or more Programs available to Customers via (i) Two-Click Ad Units to be placed on certain Intelius Purchase Confirmation Pages immediately after a Customer’s purchase of Intelius’s product or service on the Intelius Website, (ii) Integrated Ad Units to be transmitted to Customers prior to such Customers reaching the Intelius Purchase Confirmation Pages on the Intelius Web Site and (iii) Email Marketing.
     1.2 Intelius shall use only those Marketing Materials that have been agreed to by the Parties in writing, and shall not edit, modify or revise any such Marketing Materials without Adaptive’s prior written consent. Adaptive shall be entitled to revise any such Ad Units to be transmitted by Intelius hereunder and the Program Offer contained therein (including, without limitation, the Program premium and the Program price) daily, with such revisions to be made upon Intelius’s prior written consent, not be unreasonably withheld or delayed. Intelius shall approve all such revised Ad Units within three (3) Business Days after receipt thereof from Adaptive, and shall transmit such Ad Units revised by Adaptive as provided hereunder (or cease transmission of a particular Program Offer) within three (3) Business Day after Intelius’s receipt of such revised Ad Units (or direction to cease such transmission) from Adaptive.
     1.3 The Parties shall work together in good faith to maximize the Conversion Rate.
2. Acceptance of Orders; Billing of Membership Fees.
     2.1 Customer acceptances of Program Offers will be received by Intelius on Enrollment Forms in accordance with the Marketing Guidelines (“Intelius-Hosted Marketing”).
     2.2 All marketing shall be card-on-file, meaning that the Customer will not need to enter his or her billing information on the Enrollment Form (or any related landing page) after linking from an Ad Unit in order for Adaptive to charge the applicable Program membership fee to such Customer’s credit or charge card. Prior to Intelius’s transmittal of an Ad Unit to a Customer hereunder, Intelius will obtain such Customer’s consent for Intelius to transfer his or her card-on-file information to Adaptive in connection with an accepted offer. For Customers enrolling in Programs pursuant to Intelius-Hosted Marketing hereunder, Intelius shall transmit to Adaptive each such Customer’s Customer Information within one (1) Business Day after such Customer’s enrollment on the applicable Enrollment Form indicating that such Customer has accepted the applicable Program Offer (an “Enrollee File).
     2.3 Adaptive will be responsible for billing and collecting membership fees for each such Customer with respect to whom Adaptive has received Customer Information.
3. Fees.
     Adaptive will pay to Intelius the fees due and payable as set forth in Exhibit C attached hereto.
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4. Service and Cancellations.
     4.1 Adaptive will be responsible for servicing the Program membership for each Member. Adaptive does not service, and Intelius shall use commercially reasonable efforts not to market Programs to, Customers residing outside of the 48 contiguous United States or with army post office addresses. The Adaptive Landing Page shall disclose that the applicable Program is not available outside of the contiguous United States. Adaptive reserves the right to cease servicing any Program in any state in its sole discretion. In such a case, Intelius shall use commercially reasonable efforts to cease all marketing of such Program in such state within thirty (30) days after Adaptive notifies Intelius of such cessation. Adaptive may terminate any membership for any reason.
     4.2 Member cancellations of Program memberships shall be received by Adaptive directly; provided that if Intelius receives communications from Members regarding Program membership cancellations, Intelius shall transmit information regarding any such cancellation to Adaptive within three (3) days after Intelius receives such cancellation information.
     4.3 Adaptive shall be responsible for all customer service communications to Members with respect to the Programs and the benefits and premiums in connection therewith and Intelius shall not communicate to any Member with respect to the Programs or such benefits or premiums without Adaptive’s prior written consent
5. Term; Termination.
     5.1 Unless earlier terminated as provided below, this Agreement (a) shall be for an [ * * * ] (the “Initial Term”) and (b) thereafter, shall be automatically continued for [ * * * ] (each, a “Renewal Term”) unless no later than [ * * * ] to the end of the then current term, either Party notifies the other in writing of its intent not to continue this Agreement. This Agreement may be terminated by either Party (a) immediately in the event of fraud, bankruptcy, insolvency, liquidation or willful misconduct by the other Party; (b) upon ten (10) days prior written notice to the other Party in the event of a material breach by the other Party of any of its obligations hereunder which is not cured within such ten (10) day period (unless such breach is not susceptible to cure, in which case there shall be no cure period. Additionally, either Party may terminate this Agreement (a) upon sixty (60) days written notice. Following the expiration or earlier termination of this Agreement, Adaptive shall have the exclusive right to bill and renew memberships generated hereunder.
6. Representations, Warranties and Covenants; Intellectual Property.
     6.1 Each Party represents, warrants and covenants that (a) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; (b) the execution, delivery and performance of this Agreement has been authorized by all necessary corporate or limited liability company action and will not violate any agreement, order, constituent document, law or regulation to which it is bound or subject; and (c) it will perform its obligations hereunder at all times in accordance with all applicable laws, rules and regulations.
     6.2 Further, Intelius represents, warrants and covenants to Adaptive that (a) Intelius shall transmit or display to Customers and otherwise use only such Marketing Materials as have been approved by Adaptive in all respects in writing; (b) Intelius has the legal right to (i) solicit Customers as provided hereunder, and (ii) transfer each such Customer’s Customer Information to Adaptive as provided hereunder; (c) Intelius has obtained all necessary consents, licenses, permits and agreements to offer the Programs to Customers and otherwise to perform Intelius’s obligations hereunder; (d) except as Adaptive may expressly agree in writing, none of the Impressions shall be transmitted or displayed by Intelius through, as a result of or in connection with the installation of software on a consumer’s computer that has the capability of tracking or reporting the consumer’s Internet use (e.g., spy ware or adware); and (e) Intelius shall not engage in any of the following activities:
(i)	operation of an illegal business through its Web Site and/or subscription email list;

(ii)	engaging in any illegal activity of any type, including, but not limited to, displaying illegal content on its Web Site and/or in its subscription emails or offering any illegal good or service through its Web Site and/or subscription emails;

(iii)	operation of a Web Site or email link to Web sites that contain or promote misleading, abusive, violent, bigoted or hate-oriented content or reference drugs, firearms, gambling or strong political views;
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(iv)	engaging in indiscriminate or unsolicited commercial advertising emails or otherwise failing to comply with the CAN-SPAM Act of 2003 (Public Law 108-187) or other laws regulating commercial email (including, but not limited to, laws of foreign jurisdictions);

(v)	placing links to the Adaptive Landing Page site in newsgroups, message boards, unsolicited email and other types of spam, banner networks, counters, chatrooms, guestbooks or through similar Internet resources;

(vi)	causing or enabling any Transactions to be made that are not in good faith;

(vii)	establishing or causing to be established any promotion that allows third parties to place links to the Adaptive Web Site or Web site content on such party’s Web site or in its emails, without Additive’s prior written permission;

(viii)	breach of any other intellectual property right provision of the Publisher Service Agreement or any other of Additive’s common law intellectual property rights; or

(ix)	diluting, blurring or tarnishing the value of Additive’s trademarks, trade names, and/or service marks.
     6.3 Intelius shall not, directly or indirectly, or otherwise, (a) send any unsolicited, commercial e-mail or other online communication (i.e., spam) or (b) otherwise send any e-mail communication to any person unless (i) the e-mail recipient has provided information to Intelius through a contest, registration or other communication, which included clear notice to such e-mail recipient that the information provided could result in commercial e-mail being sent to such e-mail recipient by Intelius; (ii) such e-mail or other online communication provides a prominent and easy means for the recipient to “opt-out” of receiving any future commercial e-mail communications from Intelius; and (iii) such e-mail or other online communication does not have an inappropriate or deceptive e-mail subject line. In the event that Adaptive receives a complaint or demand from any email recipient with respect to any Impression or other advertisement delivered in connection with Email Marketing hereunder, Intelius shall provide to Adaptive, within five (5) days of receipt of Additive’s request therefore, verification of the email recipient’s “opt in” to receive the applicable e-mail offer, written confirmation that the email recipient has been unsubscribed from receiving future commercial emails from Intelius, and any other information reasonably requested by Adaptive.
     6.4 All proposed usage of either Party’s trademarks, service marks, trade or service names or logos (collectively, “Intellectual Property”) shall be subject to the prior written approval of the other Party, which approval may be revoked at any time if, in the other Party’s discretion, such usage in any way tarnishes, blurs or dilutes the quality of such Intellectual Property or the associated goodwill.
7. Reporting; Records.
     7.1 Each Party shall provide to the other such reports as are reasonably necessary to verify such Party’s performance of its obligations hereunder. Without limitation to the foregoing, Intelius shall provide to Adaptive a weekly report, in such format as the Parties shall reasonably agree, setting forth the number of Impressions served by Intelius hereunder (and related “click-throughs”) for the prior week. Adaptive will provide Intelius on a quarterly basis throughout the Term reporting on the number of Eligible Enrollees, Enrollees, Declines, Conversion Rates, Net Bills, Members and other applicable metrics.
     7.2 Each Party shall keep true and complete records with respect to the performance of its obligations hereunder, and during the Term (and for a period of one (1) year after the expiration or earlier termination of this Agreement) shall make such books and records available for inspection by the other Party, upon reasonable notice and during normal business hours, but on no more than two (2) occasions during any one (1) year period. Such records shall be maintained for at least three (3) years after the end of the calendar year to which they pertain.
8. Indemnification; Limitation of Liability.
Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other Party, its officers, directors, employees, shareholders, agents, successors and permitted assigns (each, an “Indemnified Person”), harmless from and against any and all third party demands, claims, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) asserted against, imposed upon, or incurred by any Indemnified Person, resulting from (a) any breach by the Indemnifying Party of any representations and warranties made by the Indemnifying Party herein, (b) any breach of non-fulfillment in the performance of the Indemnifying Party’s covenants and agreements contained herein, or (c) any act or omission by an employee, agent or independent contractor of the Indemnifying Party in connection with the performance of the Indemnifying Party’s covenants and agreements hereunder. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL
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DAMAGES IN CONNECTION WITH THE PERFORMANCE OF, OR ALLEGED FAILURE TO PERFORM, UNDER THIS AGREEMENT (INCLUDING LOSS OF PROFITS OR REVENUE OR INTERRUPTION OF BUSINESS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
9. Miscellaneous.
     9.1 Independent Contractors. The Parties shall operate as independent contractors in performing their obligations hereunder and shall have exclusive control of the manner and means of performing their obligations. Nothing in this Agreement shall be construed as making either Party the agent of the other Party, as granting to the other Party the right to enter into any contract on behalf of the other Party or as establishing an association, franchise, joint venture or partnership between the Parties.
     9.2 Own Costs and Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its own costs and expenses incurred in performing its obligations hereunder.
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior or contemporaneous agreements, and may only be amended by a written document signed by both Parties.
     9.4 Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by either Party, whether by agreement or operation of law, without the prior written consent of the other Party.
     9.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of Delaware, without regard to its conflicts of law principles. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     9.6 Construction; Binding Effect. This Agreement shall be interpreted without regard to rules of construction requiring that it be interpreted against the Party causing it to be drafted, and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     9.7 Waiver. The failure of either Party to insist upon strict performance of a provision or exercise any right hereunder shall not be construed as a waiver of such Party’s right to rely on such provision or assert any such right in that or any other instance.
     9.8 Notices. All notices which are required to be given by either Party hereunder shall be in writing and shall be deemed to be properly given (a) when delivered personally, (b) three (3) business days after being sent by certified mail, return receipt requested, first-class postage paid, (c) one (1) day after being sent by a nationally recognized overnight delivery service or (d) upon confirmation of receipt of facsimile (to (203) 674-7026 in the case of notice to Adaptive and to                      in the case of notice to Intelius), in each case to the other Party’s legal department at its address set forth above.
     9.9 Survival. In the event of the expiration or earlier termination of this Agreement, Sections 2.3, 7, 7.2, 8 and 9 shall survive.
     9.10 [ * * * ].
     9.11 Counterparts; Facsimiles; Headings. This Agreement may be executed in counterparts, both of which shall be deemed one and the same instrument. A facsimile transmission of this Agreement bearing a Party’s signature shall be legal and binding on such Party. The headings contained in this Agreement are for convenience only and shall have no operative effect.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ADAPTIVE MARKETING LLC
By:	[illegible signature]
Idaptive Marketing LLC
Its sole Member

INTELIUS SALES, LLC
By:	/s/ Ed Peterson
	Name:	Ed Peterson
	Title:	EVP Sales & Marketing

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Exhibit A
Definitions
The following terms not previously defined shall have the following definitions:
1.	“Ad Unit” means a specific graphical and textual presentation unit (banner, pop-up or pop-under) or text link marketing or otherwise promoting a Program (a) transmitted or displayed by Intelius to a particular Customer, (b) containing a link to an Adaptive Landing Page, (c) containing a pixel provided by Adaptive to ensure tracking of such unit by Adaptive and (d) displayed in such format as Adaptive shall designate (and is reasonably acceptable to Intelius).

2.	“Bounty Fee” shall have the meaning ascribed to such term in Section 1 of Exhibit C attached hereto.

3.	“Business Day” means a day when banks are open for business in New York, New York.

4.	“Conversion Rate” means with respect to any measuring period, the percentage obtained by dividing (a) the number of Eligible Enrollees generated hereunder with respect to such measuring period by (b) the number of Ad Units served by Intelius hereunder during such measuring period.

5.	“Customer” means a person accessing any of the Intelius Web Sites.

6.	“Customer Information” means a Customer’s name, address, telephone number, email address and Valid Credit Card name, number and expiration date, in each case in a format designated by Adaptive and reasonably acceptable to Intelius.

7.	“Decline” means an Enrollee with respect to whom the applicable Program membership fee is declined when presented for payment to the applicable Credit Card issuer or merchant processor. Declines do not include charge backs, refunds, rejects or fraud. For the avoidance of doubt, Declines only occur when there is a lack of funds in the account and/or the credit card number and expiration date do not match. Declines do not occur due to Address Verification (AVS) mis-match or Credit Card Verification (CVV) or other errors from the payment processing system to Adaptive.

8.	“Decline Rate” [ * * * ].

9.	[ * * * ].

10.	“Eligible Enrollee” means an Enrollee [ * * * ].

11.	“Email Marketing” means Intelius’s offer of a Program hereunder, by email transmissions to Customers who have registered to receive such email transmissions on Intelius’s Web Site.

12.	“Enrollee” means (i) a person accepting enrollment in a Program hereunder and (ii) for whom Adaptive has received Customer Information
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13.	“Enrollment Form” means the page on which a Customer is asked to enroll in a particular Program by clicking “yes”, “I accept” or similar language indicating express affirmative consent to the applicable Program Offer (including, without limitation, to the payment, cancellation and refund terms thereof) as set forth in marketing materials approved by Adaptive in writing as provided hereunder.

14.	“Impression” means a specific graphical and textual presentation unit (banner, pop-up or pop-under) or text link marketing or otherwise promoting a Program (a) transmitted or displayed by Intelius to a particular Customer, (b) containing a pixel provided by Adaptive to ensure tracking of such unit by Adaptive and (c) displayed in such format as Adaptive shall designate (and is reasonably acceptable to Intelius).

15.	“Integrated Ad Unit” means an Ad Unit transmitted to a Customer in the transaction path prior to such Customer reaching the Intelius Purchase Confirmation Page.

16.	“Intelius Purchase Confirmation Page” means that certain transaction confirmation page transmitted or displayed by Intelius to a Customer at checkout immediately after such Customer’s purchase of a Intelius, product or service.

17.	“Intelius Web Site” means one or more of the Web Sites located at _www.intelius.com_ and such other Web Site(s) as the Parties may agree in writing.

18.	“Initial Fee Date” means the month during which the initial Fees are paid to Intelius by Adaptive hereunder.

19.	“Initial Program Offer” means, with respect to a particular Transaction path, the initial Program Offer transmitted or displayed to a Customer in such Transaction Path.

20.	“Marketing Guidelines” means those certain Marketing Guidelines attached hereto as Schedule 1.

21.	“Marketing Materials” means those materials marketing, promoting or otherwise referencing a Program, including, without limitation, Impressions and the Adaptive Landing Page.

22.	“Member” means an Enrollee whose membership in the applicable Program has not been cancelled.

23.	“Membership Program” means a program or service where discounts, information and/or benefits are delivered to a consumer or business in exchange for a recurring membership fee.

24.	“Net Bills” the number obtained in accordance with the following formula:
(Projected Initial Year Net Revenue/ monthly membership fee for Programs)/the number of Enrollees enrolled in Programs by Intelius hereunder
25.	“Program” means any of those Adaptive membership programs listed on Schedule 2 attached hereto (and/or such other products or services as the Parties may agree in writing).

26.	“Program Offer” means an offer of a free trial in a membership Program in accordance with the terms and conditions hereof.

27.	“Projected Initial Year Net Revenue” means the net revenue that Adaptive projects it will receive from Eligible Enrollees in their first year of membership in a Program.

28.	“Projected Gross Enrollees” means the number of Enrollees Adaptive projects will be enrolled in Programs by Intelius hereunder.

29.	“Term” means the Test Period, the Initial Term and any Renewal Term(s).
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30.	“Transaction Path” means with respect to a particular Customer, the online session commencing with such Customer’s accessing Intelius’s Web Site as contemplated in this Agreement and ending with such Customer’s closing or otherwise leaving such Intelius’s Web Site.

31.	“Two-click Ad Unit” means Ad Units displayed on the top and bottom of the Intelius Purchase Confirmation Page.
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Exhibit B
Programs1
24Protect Plus™
At Home Rewards Plus™
Passport to Fun Plus™
Business Max™
PremierHealth Plus™
Privacy Matters™
Privacy Matters 123™
Privacy Matters Credit™
Privacy Matters Identity™
Privacy Matters Family™
SavingSmart™
Shopping Essentials Plus™
Simply You™
Today’s Escapes Plus™
ValueMax®

[1]	All programs and prices may be subject to change at Adaptive’s discretion (provided, however, that Adaptive may offer additional Programs hereunder only with Intelius’s prior written consent).
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Exhibit C
Fees
1.	Intelius shall be [ * * * ] during the Term (the “Bounty Fee”).

2.	Commissions to which Intelius is entitled hereunder, less the applicable Decline Reserve, shall be paid to Intelius within fifteen (15) days after the conclusion of the calendar month during which a particular Eligible Enrollee is enrolled in the applicable Program.

3.	After the conclusion of [ * * * ] following the Initial Fee Date, Fees paid to Intelius pursuant to Section 1 above shall be reviewed and mutually agreed upon by the Parties, and to the extent that such amount paid to Intelius exceeds or is less than the amount earned by Intelius hereunder through such review date, any such amount by which Intelius was overpaid or underpaid shall be paid to the Party entitled to such amount within five (5) business days after the determination thereof (or at the option of the Party entitled to such amounts, may be set off against other fees due to the other Party hereunder). Either Party may terminate this Agreement with thirty (30) days written notice if the Parties are unable to agree in good faith on the amount that a Party claims that the other Party was under or over paid by.
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Schedule 1
Marketing Guidelines for Intelius-Hosted Marketing
For Intelius-Hosted Marketing:
1.	Intelius shall transmit or otherwise use only those Marketing Materials that have been approved by Adaptive in advance in writing, and shall not modify, alter or otherwise change any such Marketing Materials without Adaptive’s express written consent. Intelius shall obtain each Enrollee’s clear and unambiguous affirmative consent to the offer as stated in such Marketing Materials.

2.	Intelius shall obtain, and electronically verify, each Enrollee’s express affirmative consent to the applicable Program Offer (including, without limitation, to the payment, cancellation, and refund terms thereof) as set forth in the Enrollment Form with respect to such Program Offer. Intelius shall provided to Adaptive daily reports confirming each such Enrollee’s affirmative consent to the Program Offer as set forth in the applicable Enrollment Form. Additionally, upon Adaptive’s request, Intelius shall provide to Adaptive such report with respect to any Enrollee by overnight mail (or digital download in a format acceptable to Adaptive) within one (1) business day after Adaptive’s request for any such report.
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ADDENDUM ONE TO MARKETING AGREEMENT
This Addendum One (“Addendum”) to the Marketing Agreement entered into by the parties on or about July 10, 2007, (the “Agreement”) is entered into as of September 8, 2007 between Intelius Sales Company, LLC (“Intelius”) and Adaptive Marketing, LLC (“Adaptive”).
AGREEMENT
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Addendum and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:
1.	Exhibit C. Section 1 of the Agreement is changed to reflect the following:

Solely with regard to Intelius’ PeopleLookup website, www.peoplelookup.com, (“PeopleLookup”) Intelius shall be entitled [ * * * ] Program during the Term from PeopleLookup limited [ * * * ] enrolled during the period of [ * * * ]. However, on or [ * * * ] Adaptive may give notice to Intelius that it does not wish to continue including within the Agreement Intelius’ PeopleLookup website whereupon Intelius shall change the pricing for its products and services on PeopleLookup to [ * * * ] and thereafter Intelius shall [ * * * ] Program from PeopleLookup between Midnight Pacific Time on [ * * * ]. If Adaptive provides Intelius with the PeopleLookup termination notice described herein, [ * * * ] “Fees” provisions of the Agreement shall not apply to PeopleLookup. Except as modified herein, the payment owing to Intelius by Adaptive shall be as reflected in Exhibit C Section 1 of the Agreement.

2.	All terms and conditions of the Agreement not modified by this Addendum remain in full force and effect.

INTELIUS SALES COMPANY, LLC		ADAPTIVE MARKETING, LLC

By:	/s/ John Arnold	By:	Idaptive Marketing, LLC

Printed Name:	John Arnold	Printed Name:	[illegible signature]

Title:	Executive Vice President	Title:	Sole Member

Date:	9/13/07	Date:	9/13/07

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ADDENDUM TWO TO MARKETING AGREEMENT
This Addendum Two (“Addendum Two”) to the Marketing Agreement entered into by the parties on or about July 10, 2007, and subsequently amended by Addendum One (collectively, the “Agreement”), is entered into as of December 21, 2007 between Intelius Sales Company, LLC (“Intelius”) and Adaptive Marketing, LLC. (“Adaptive”).
AGREEMENT
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Addendum Two and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:
At 12:01 a.m. Pacific Time on January 1, 2008, the following modifications to the parties’ Agreement shall become effective.
     1. Subsection 1.2 of Section 1 entitled “Marketing of the Programs” is modified by adding the following to the end of Subsection 1.2:
“Prices charged by Adaptive for the Programs as reflected in the Ad Units communicated to Customers [ * * * ]
     2. Exhibit A of the Agreement is hereby amended by adding the following definitions in their proper alphabetical orders:
a.	“Appropriate Reserves” means such reserves as are determined by Adaptive reasonably and in good faith based on projected rates of chargebacks and refunds derived from actual historical data.

b.	“First Renewal Year” means with respect to a particular Excess Enrollee, the twelve (12) consecutive calendar month period during which such Excess Enrollee is enrolled in a particular Program commencing upon the conclusion of such Excess Enrollee’s Initial Year.

c.	“First Renewal Year Net Revenue” means all Membership Fees received by Adaptive from Excess Enrollees with respect to the First Renewal Year, less refunds and chargebacks.

d.	“Initial Year” means with respect to a particular Excess Enrollee, the initial twelve (12) consecutive calendar months of such Excess Enrollee’s membership in the applicable Program.

e.	“Initial Year Net Revenue” means all Membership Fees revenue received by Adaptive from Excess Enrollees with respect to the Initial Year, less refunds and chargebacks.

f.	“Membership Fee” means the applicable Program membership fee with respect to a person’s membership in a Program.
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     3. Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the following:
“1. For [ * * * ] Enrollees in each calendar month during the Term of the Agreement, Adaptive shall pay [ * * * ] enrolled in a Program for which [ * * * ]. For all new Enrollees above the [ * * * ] during any month of the Term (herein called “Excess Enrollees”), Adaptive [ * * * ].
2. Commissions with respect to Eligible Enrollees shall be paid to Intelius, less the applicable Decline Reserve, within fifteen (15) days after the conclusion of the calendar month during which a particular Eligible Enrollee is enrolled in the applicable Program. Commissions with respect to Excess Enrollees shall be paid to Intelius, less Appropriate Reserves, within fifteen (15) days after the conclusion of the calendar month during which a particular Excess Enrollee is billed the applicable Program membership fee.
3. (a) After the conclusion of each 3-month period following the Initial Fee Date, fees paid to Intelius hereunder with respect to Eligible Enrollees shall be reviewed, and to the extent that such amount paid to Intelius exceeds or is less than the amount earned by Intelius hereunder with respect to Eligible Enrollees through such review date, any amount by which Intelius was overpaid or underpaid shall be paid to the Party entitled to such amount within five (5) business days after the determination thereof (or at the option of the Party entitled to such amount, may be set off against future fees due to the other Party hereunder).
     (b) At the conclusion of each Initial Year, Adaptive shall review the fees paid to Intelius hereunder with respect to each Excess Enrollee during such Initial Year, and to the extent that such amount paid to Intelius with respect to such Excess Enrollee during the Initial Year [ * * * ] in a Program with a monthly [ * * * ] of an Excess Enrollee enrolled in a Program with a monthly [ * * * ] each case after giving effect to Declines through such period), Adaptive shall pay the amount of such deficiency (such amount being the “Shortfall Amount”) to Intelius within five (5) business days after the determination thereof. Adaptive shall be entitled to deduct the Shortfall Amount from First Renewal Year Fees for Excess Enrollees.
     (c) After the conclusion of each First Renewal Year, fees paid to Intelius hereunder with respect to each Excess Enrollee during such First Renewal Year shall be reviewed, and to the extent that the amount paid to Intelius with respect to each Excess Enrollee during such First Renewal Year exceeds or is less than the amount earned by Intelius hereunder with respect to the First Renewal Year through such review date (after giving effect to any deductions, if any, of the Shortfall Amount from First Renewal Year Fees for such period through such review date), any amount by which Intelius was overpaid or underpaid shall be paid to the Party entitled to such amount within five (5) business days after the determination thereof (or at the option of the Party entitled to such amount, may be set off against future fees due to the other Party hereunder) for Excess Enrollees.
     (d) During the period beginning June 1, 2008 and ending June 30, 2008 either party may request a modification to the payment structure set forth in this Addendum Two. If the parties cannot reach agreement on a payment structure, either party may give the other
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party written notice of termination of the Agreement during this period which will become effective 60 days after the notice was received. If within this period the parties do not agree to a modification of the payment terms and neither party provides a written notice of termination, the Agreement, as modified by this Addendum, shall continue in force per its terms.”
     4. Subsection 5.1 of Section 5 entitled “Term; Termination” is modified to replace the phrase in the first line of said Subsection which reads “this Agreement (a) shall be for an initial term of  [ * * * ] ...” with “this Agreement (a) shall be for an initial term of  [ * * * ] ...”.
     5. [ * * * ]
     6. All terms and conditions of the Agreement not modified by this Addendum remain in full force and effect.

INTELIUS SALES COMPANY, LLC		ADAPTIVE MARKETING, LLC

By:	/s/ John Arnold	By:	/s/ Idaptive Marketing LLC

Printed Name:	John Arnold	Printed	Name:	Idaptive Marketing LLC

Title:	Executive Vice President	Title:	Sole Member

Date:	12/21/07	Date:		12/21/07

CONFIDENTIAL
[ * * * ] Confidential treatment requested